UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2007

UTSTARCOM, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-29661	52-1782500
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1275 Harbor Bay Parkway
Alameda, California	94502
(Address of principal executive offices)	(Zip code)

(510) 864-8800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05  Costs Associated with Exit or Disposal Activities.

On October 2, 2007, the Board of Directors of UTStarcom, Inc. (the “Company”) approved a restructuring plan (the “Plan”) to reduce operating costs, which includes a worldwide reduction in force of approximately 11% of the Company’s headcount, or approximately 700 employees. The workforce reduction will be based primarily in the United States and China and, to a lesser degree, other international locations. Management expects the Plan to be completed in the fourth quarter of fiscal year 2007. The Company expects to incur a restructuring charge in connection with the Plan of approximately $10 million, comprised largely of cash payments associated with one-time severance benefits, with the majority of the charge to be taken in the fourth quarter of 2007. In addition, the Company expects to realize annual cost savings in salary and compensation-related expenses of approximately $21 million on an annualized basis.

Safe Harbor Statement

This report contains forward-looking statements, including those regarding the anticipated timing of the Plan, as well as the expected restructuring charges and future cash expenditures and savings under the Plan. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof and include the assumptions that underlie such statements. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to the risks that the Company may incur charges and cash expenditures in connection with the Plan that are higher than anticipated or in other fiscal periods than anticipated, the Plan will not strengthen the Company’s profitability, the Company will not achieve anticipated cost savings due to increased expenses in other areas of its business, and other risks detailed from time to time in the Company’s SEC reports and filings, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. All forward-looking statements included in this Form 8-K are based upon information available to the Company as of the date of this Form 8-K, which may change, and we assume no obligation to update any such forward-looking statement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UTSTARCOM, INC.

Date: October 9, 2007	By:	/s/ Francis P. Barton
	Name:	Francis P. Barton
	Title:	Executive Vice President and Chief
Financial Officer